Exhibit (c)(2)

Oppenheimer & Co. Inc. 300 Madison Avenue New York, NY 10017
October 14, 2010

The Audit Committee
Shamir Optical Industry Ltd.
Kibbutz Shamir
Upper Galilee 12135
Israel

Members of the Audit Committee:

You have asked Oppenheimer & Co. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Audit Committee of Shamir Optical Industry Ltd. (“Shamir”) as to the fairness, from a financial point of view, to the holders of Shamir ordinary shares (excluding the holders of the Excluded Shares, as defined below), of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, proposed to be entered into, among Essilor International SA, Shamrock Acquisition Sub Ltd. (“Merger Sub”), and Shamir (the “Agreement”).  The Agreement provides for, among other things, the merger of Merger Sub with and into Shamir (the “Merger”) pursuant to which each outstanding ordinary share, 0.01 NIS nominal value per share, of Shamir (“Shamir Ordinary Shares”), other than the Shamir Ordinary Shares held directly or indirectly by Kibbutz Shamir A.C.S., an Israeli agricultural cooperative society (“Kibbutz Shamir”), and shares cancelled pursuant to Section 3.1 of the Agreement, will be converted into the right to receive $14.50 in cash per share (the “Merger Consideration”).  For purposes hereof, “Excluded Shares” means (1) Shamir Ordinary Shares held directly or indirectly by: (i) Kibbutz Shamir, which Kibbutz Shamir Shares shall remain directly or indirectly the property of Kibbutz Shamir, (ii) Essilor International SA, a French société anonyme (“Essilor”) or Merger Sub or any direct or indirect subsidiary thereof, (iii) Shamir Optica Holding A.C.S. Ltd., an Israeli agricultural cooperative society, (iv) Kibbutz Eyal, an Israeli agricultural cooperative society, and (v) Mr. Dan Katzman, and (2) each Shamir Ordinary Share that is considered to be a dormant share under Israeli law.

In arriving at our Opinion, we:

a.           reviewed the unexecuted execution draft of the Agreement dated October 15, 2010;

b.           reviewed Shamir’s Annual Report on Form 20-F for the five fiscal years ended December 31, 2009, and Reports of Foreign Issuer on Form 6-K and press releases of Shamir for such fiscal years and through October 13, 2010;

c.           reviewed publicly available audited financial statements of Shamir for the five fiscal years ended December 2009, and unaudited financial statements of Shamir for the six months ended June 30, 2010;

d.           reviewed financial forecasts, projections and estimates of Shamir prepared by Shamir management;

e.           reviewed the historical market prices and trading volume of Shamir Ordinary Shares on both the TASE and The NASDAQ Global Market;

f.           held discussions with the senior management of Shamir with respect to the business, financial condition, operating results and future prospects of Shamir;

g.           reviewed and analyzed certain publicly available financial data for other companies that we deemed relevant;

h.           reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

i.           analyzed the estimated present value of the future cash flows of Shamir based on financial forecasts, projections and estimates prepared by the management of Shamir;

j.           reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger;

k.           reviewed other public information concerning Shamir we deemed relevant; and

l.           performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

The Audit Committee
Shamir Optical Industry Ltd.
October 14, 2010

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Shamir and its employees, representatives and affiliates or otherwise reviewed by us.  We have further relied upon the assurances of the management of Shamir that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial projections, forecasts and estimates relating to Shamir referred to above, we have assumed, at the direction of the management of Shamir and with Shamir’s consent, without independent verification or investigation, that such projections, forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Shamir as to the future financial condition and operating results of Shamir and the other matters covered thereby.  At the direction of representatives of Shamir, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.  We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto.  We have also assumed, upon the consent of Shamir, that all material governmental, regulatory and third party approvals, consents and releases for the Merger will be obtained within the constraints contemplated by the Agreement and Merger and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Shamir or the Merger.

We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Shamir.  We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Shamir, or the price at which Shamir Ordinary Shares will trade at any time.  We express no view as to, and our Opinion does not address, the solvency of Shamir or Essilor under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into or amended in connection with the Merger or otherwise, including, without limitation, the fairness of the Merger to, or any consideration received in connection with the Merger by, beneficial holders of Excluded Shares, Essilor, to the extent it is or becomes a security-holder of Shamir prior to the final consummation of the Merger, holders of any other class of securities, creditors or constituencies of Shamir; nor as to the fairness of the amount or nature of the compensation resulting from the Merger to any individual officers, directors or employees of Shamir, or class of such persons, whether relative to the Merger Consideration or otherwise.  In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Shamir to proceed with or effect the Merger or the likelihood of consummation of the Merger, nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies or strategic alternatives that might exist for Shamir or the effect of any other transaction in which Shamir might engage.  Our Opinion is necessarily based on the information available to us and economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof.  As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on Shamir or the proposed Merger.  It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.  This Opinion is for the use of the Audit Committee of Shamir (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or otherwise.

This Opinion addresses only fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be paid to the holders (other than holders of Excluded Shares) of Shamir Ordinary Shares pursuant to the Agreement.  In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Shamir.

The Audit Committee
Shamir Optical Industry Ltd.
October 14, 2010

The issuance of this Opinion was approved by an authorized committee of Oppenheimer.  As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Shamir in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is payable at the earlier of (i) 120 days following the earlier to occur of oral or written delivery of the Opinion or (ii) the consummation of the Merger.  In addition, Shamir has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.  In the ordinary course of our business, we and our affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions in the equity, debt or other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Shamir, Essilor and any of their respective affiliate or any currency or commodity that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of Shamir Ordinary Shares (not including the Excluded Shares).

Very truly yours, OPPENHEIMER & CO. INC.